Exhibit (d)(2)

MUTUAL NONDISCLOSURE AGREEMENT

This Nondisclosure Agreement (this “Agreement”) is made and entered into as of October 17, 2025 (the “Effective Date”), by and between Generation Bio Co., a Delaware corporation (the “Company”), and XOMA Royalty Corporation, a Nevada corporation (the “Recipient”). The Company and the Recipient are sometimes referred to herein individually as a “Party” and together as the “Parties.”

In connection with the Recipient’s evaluation, negotiation and consummation of a possible negotiated transaction between the Company and Recipient (the “Transaction”), each Party is prepared to make available certain Confidential Information (as defined below) to the other Party and its Representatives (as defined below). As a condition to such Confidential Information being furnished hereunder, each Party in its capacity as a recipient of Confidential Information (in such capacity, the “Receiving Party”) hereby agrees as follows with the other Party in its capacity as a provider of Confidential Information (in such capacity, the “Disclosing Party”):

1. For purposes of this Agreement, the term “Confidential Information” means any information or data, including, without limitation, agreements, financial information and data, business plans, business strategies, marketing plans and data, intellectual property information, information about employees, descriptions of intellectual property, methods, techniques, processes and technical know-how, technical specifications and documentation, and pending or abandoned copyright, trademark or patent applications, of the Disclosing Party or any of its affiliates, whether prepared or furnished by or on behalf of the Disclosing Party pursuant hereto, and irrespective of the form or manner of communication (whether written, verbal, electronic or otherwise), that is confidential, proprietary or otherwise not publicly available, regardless of whether such information is specifically marked as “confidential” or “proprietary,” and irrespective of whether such information is furnished before, on or after the Effective Date in connection with the evaluation, negotiation and consummation of the proposed Transaction. The term “Confidential Information” shall be deemed to include (a) any and all notes, analyses, compilations, copies, reports, summaries, studies, communications, memoranda, forecasts, financials, evaluations, interpretations or other documents, materials or records, in any form or medium, prepared by or on behalf of the Receiving Party or any of its Representatives that contain, reflect or are derived from or based upon, in whole or in part, any information furnished to the Receiving Party or any of its Representatives pursuant hereto (collectively, “Notes”) and (b) the existence or status of, and any information concerning, the discussions between the Parties concerning a possible Transaction. For purposes of this Agreement, the term “Representatives” shall mean a Party and its affiliates’ respective directors, officers, employees, agents and legal, accounting and financial advisors.

The term “Confidential Information” does not include information which (a) is or becomes generally available to the public other than as a result of disclosure by the Receiving Party or any of its Representatives in violation of this Agreement, (b) is or was independently developed by the Receiving Party or any of its Representatives without the use of or reference to any Confidential Information disclosed by or on behalf of the Disclosing Party, as evidenced by written documentation or other competent evidence in the Receiving Party’s or its applicable Representative’s possession, (c) was in the Receiving Party’s or any of its Representatives’ possession, or otherwise known by the Receiving Party or any of its Representatives, prior to it being furnished or disclosed to the Receiving Party or its Representatives by or on behalf of the Disclosing Party pursuant hereto, as evidenced by the Receiving Party’s or its applicable Representative’s records and files prior to the time of disclosure to the Recipient or such Representative, or (d) is received on a non-confidential basis from a source other than the Disclosing Party or any of its Representatives; provided that, in the case of (c) and (d) above, the source of such information was not known after due inquiry by the Receiving Party to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Disclosing Party with respect to such information.

2. The Receiving Party may use the Confidential Information disclosed by or on behalf of the Disclosing Party solely for the purpose of evaluating, negotiating and consummating the proposed Transaction. The Receiving Party shall keep such Confidential Information strictly confidential and shall not in any manner disclose such Confidential Information to any third party, except that the Receiving Party may disclose such Confidential Information, or any portion thereof, (a) to the Receiving Party’s Representatives who need to know such information for the sole purpose of evaluating, negotiating and consummating the proposed Transaction and who agree to treat the Confidential Information in accordance with the terms of this Agreement or who are otherwise bound by confidentiality, non-use and other related obligations with respect to such Confidential Information that are no less stringent than those contained herein, (b) with the prior written consent of the Disclosing Party, or (c) as otherwise expressly permitted by this Agreement. The Receiving Party shall exercise all precautions and take all measures to protect, and prevent the improper use or disclosure by its Representatives of, such Confidential Information (including all precautions and measures the Receiving Party employs with respect to its confidential materials of a similar nature, which in any event shall be no less than reasonable precautions and measures). The Receiving Party shall be responsible for any breach of this Agreement by it or any of its Representatives. In addition, the Receiving Party shall not disclose, and shall take reasonable measures to restrain its Representatives from disclosing, except as otherwise permitted by this Agreement, to any third party the existence of this Agreement or any of the terms hereof, the fact that any Confidential Information has been made available to the Receiving Party or any of its Representatives, the identity of the Company by name or identifiable description or the fact that a potential transaction with or involving the Company may be available, the fact that any discussions or negotiations are taking or have taken place concerning the proposed Transaction or any of the terms, conditions or other facts with respect thereto, including the status thereof, in each case, without the prior written consent of the other Party.

3. In the event that the Receiving Party or any of its Representatives is required by law, rule or regulation, subpoena or other governmental or judicial order, regulatory, arbitral or administrative body or other similar legal process or proceeding to disclose all or any part of the Confidential Information disclosed by or on behalf of the Disclosing Party, the Receiving Party shall (a) except as prohibited by applicable law, promptly notify the Disclosing Party of the existence, terms and circumstances surrounding such requirement so that the Disclosing Party (at its sole cost and expense) may seek a protective order or other appropriate remedy or waive compliance with the relevant provisions of this Agreement, and (b) reasonably cooperate with the Disclosing Party (at the Disclosing Party’s sole cost and expense) in timely obtaining such an order or other remedy or in timely taking legally available steps to resist or narrow such requirement. If, in the absence of a protective order or other appropriate remedy being timely obtained, the Receiving Party or such Representative is, upon advice of its counsel, legally required to disclose Confidential Information disclosed by or on behalf of the Disclosing Party, the Receiving Party or such Representative may without liability hereunder disclose that portion of the Confidential Information that its counsel advises that it is so required to disclose; provided that the Receiving Party gives the Disclosing Party notice of the information to be disclosed as far in advance of its disclosure as is reasonably practicable and exercises reasonable efforts to obtain assurances that confidential treatment will be accorded to that portion of the Confidential Information that is being disclosed.

4. All information, including Confidential Information, disclosed by or on behalf of the Disclosing Party pursuant hereto is, and shall remain, the property of the Disclosing Party or its applicable affiliate, as applicable. Promptly following the written request of the Disclosing Party, the Receiving Party shall, at its election, destroy or return (and shall direct its Representatives to destroy or return) all Confidential Information furnished to the Receiving Party or any of its Representatives by or on behalf of the Disclosing Party pursuant hereto, including all copies thereof. Except to the extent the Receiving Party is advised by counsel that such destruction is prohibited by law, the Receiving Party shall also destroy (and shall direct its Representatives to destroy) all Notes. At the Disclosing Party’s request, the Receiving Party shall promptly certify to the Disclosing Party that it and its Representatives have complied with the provisions of this paragraph. Such certification shall be in writing and be signed by a representative of the Receiving Party that supervises such return or destruction of the Confidential Information. Notwithstanding the return or destruction of the Confidential Information or any portion thereof, the Receiving Party and its Representatives shall continue to be bound by their confidentiality and other obligations hereunder for the duration of the term of this Agreement. Notwithstanding the foregoing, (a) one copy of any Confidential Information disclosed by or on behalf of the Disclosing Party may be retained by the Receiving Party’s inside counsel for the purposes of complying with applicable legal or regulatory requirements or in defense of any action, suit or proceeding against the Receiving Party, and Confidential Information disclosed by or on behalf of the Disclosing Party may be retained by the Receiving Party’s applicable third party Representatives solely for purposes of complying with professional standards, (b) the Receiving Party shall be entitled to retain information regarding the discussions between the Parties that has been presented to its control group, including, without limitation, its or any of its affiliates’ respective boards of directors or internal committees whose review was deemed reasonably necessary for the evaluation, negotiation and consummation of a potential Transaction, and (c) nothing in this Agreement shall require the alteration, modification, deletion or destruction of back-up tapes or other comparable electronic records made in the ordinary course of business pursuant to the Receiving Party’s or its Representatives’ respective electronic information systems.

5. In consideration of Confidential Information being furnished to Recipient, Recipient hereby agrees that, for a period of one year from the date of this Agreement, unless Recipient shall have been specifically invited in writing by the Company, none of Recipient nor any of its affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended (the “1934 Act”)) or Representatives will, in any manner, directly or indirectly: (i) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way advise, assist or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (a) any acquisition of any securities (or beneficial ownership thereof) or assets of the Company, or any rights to acquire any such securities (including derivative securities representing the right to vote or economic benefit of any such securities) or assets; (b) any tender or exchange offer, merger or other business combination involving the Company; (c) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company; or (d) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company; (ii) form, join or in any way participate in a “group” (as defined under the 1934 Act) with respect to any securities of the Company; (iii) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company; (iv) take any action which might force the Company to make a public announcement regarding any of the types of matters set forth in (i) above; or (v) enter into any discussions or arrangements with any third party with respect to any of the foregoing. Recipient also agrees during such period not to request the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence). Notwithstanding anything to the contrary contained in this Agreement, if, at any time a third party (1) enters into an agreement with the Company contemplating the acquisition (by way of merger, tender offer or otherwise) of at least 50% of the outstanding capital stock of the Company or all or substantially all of its assets, or (2) commences a tender offer for at least 50% of the outstanding capital stock of the Company or all or substantially all of its assets, then in each case the restrictions set forth in this paragraph shall terminate and cease to be of any further force or effect.

6. Except as set forth in the immediately following sentence, neither the Recipient nor any of its Representatives shall directly or indirectly contact the Company or any of its employees, officers, directors, customers, suppliers, vendors, agents, affiliates, equityholders or lenders regarding a potential Transaction, inquiries regarding the Confidential Information or requests for additional information, or procedures with respect to a proposed Transaction, without the Company’s prior written consent. The Recipient agrees that all communications regarding a possible Transaction, all requests for additional information, facility tours or management meetings and all discussions or questions regarding procedures with respect to a possible Transaction, will be submitted or directed to TD Securities (USA) LLC and not to the Company.

7. The Recipient further agrees that neither it nor any of its Representatives will provide any Confidential Information to any potential debt or equity financing source without the prior written consent of the Company. Whether or not any such consent is granted, the Recipient agrees that it will not, directly or indirectly, require, instruct or encourage any financial institutions or financing sources, including any financial advisor, or any legal or other advisory firms, not to be retained by any other person in connection with a potential transaction with the Company and, if requested, it agrees to consent to any such retention, and to waive any actual or alleged conflict that may arise from any existing or past relationship with you, in connection with a potential transaction with the Company. In the event the Company provides such consent with respect to any potential financing source, such potential financing source shall be considered a Representative for all purposes of this letter agreement. In the event the Company provides such consent with respect to any potential equity financing source, the Company may condition such consent on such financing source having executed and delivered to the Company a non-disclosure agreement with the Company that is substantially identical to this letter agreement, whereupon such potential equity financing source shall be considered a Representative of the Recipient for all purposes of this letter agreement. The Recipient further agrees that neither it nor any of its Representatives will enter into any exclusivity, lock-up, dry-up or other agreement, arrangement or understanding, whether written or oral, with any potential debt financing source which could reasonably be expected to limit, restrict, restrain or otherwise impair in any manner, directly or indirectly, the ability of such debt financing source to serve as a debt financing source to any other person considering a transaction with the Company.

8. Each Party acknowledges and agrees that (a) neither the Disclosing Party nor any of its Representatives has granted, and that none of them does grant hereby, to the Receiving Party or any of its Representatives any license, copyright or similar right with respect to any of the Confidential Information or any other information disclosed to the Receiving Party or any of its Representatives by or on behalf of the Disclosing Party pursuant hereto, (b) neither the Disclosing Party nor any of its Representatives makes any express or implied representation or warranty as to the accuracy or completeness, and the Receiving Party acknowledges and agrees that it is not entitled to rely on the accuracy or completeness, of any of the Confidential Information disclosed by or on behalf of the Disclosing Party, (c) neither the Disclosing Party nor any of its Representatives shall have any liability to the Receiving Party or to any of its Representatives relating to or resulting from the use of the Confidential Information disclosed by or on behalf of the Disclosing Party, (d) it will be entitled to rely solely on such representations and warranties as may be included in a final, definitive written agreement, when, as and if executed, with respect to the proposed Transaction, and the consummation thereof, between or among the Parties or one or more of their respective affiliates (a “Definitive Agreement”), subject to such limitations and restrictions as may be contained therein, (e) if it determines to engage in the proposed Transaction, its determination will be based solely upon the terms, conditions and provisions of such Definitive Agreement and on its own investigation, analysis and assessment of the applicable parties thereto and the proposed Transaction, (f) unless and until a Definitive Agreement has been executed and delivered, neither Party will be under any legal or other obligation of any kind whatsoever with respect to the proposed Transaction by virtue of this Agreement, except for the matters specifically agreed to herein, and (g) each Party reserves the right, in its sole and absolute discretion, to reject any or all proposals and to terminate discussions and negotiations with or involving the other Party at any time and for any reason (or no reason) without any liability of any kind whatsoever with respect thereto and without any obligation of any kind whatsoever (except for the matters expressly agreed to in this Agreement).

9. Each Party acknowledges and agrees that any breach of this Agreement by the other Party or any of its Representatives may cause irreparable harm to the non-breaching Party and that money damages may be an inadequate remedy to protect the non-breaching Party therefrom, and that the non-breaching Party shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for any breach by a Party or any of its Representatives of this Agreement but shall be in addition to any and all other remedies available to the non-breaching Party at law or in equity.

10. If it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that any term or provision hereof is invalid, illegal or unenforceable, the remaining terms and provisions hereof shall be unimpaired and shall remain in full force and effect and the invalid, illegal or unenforceable provision or term shall be replaced by a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of such invalid, legal or unenforceable term or provision.

11. To the extent that any Confidential Information may include materials subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, each Party understands and agrees that it is the desire, intention and mutual understanding of the Parties that the sharing of such materials hereunder is not intended to, and shall not, waive or diminish in any way the confidentiality of such materials or their continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Confidential Information disclosed by or on behalf of the Disclosing Party pursuant hereto that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges and this Agreement.

12. Each Party acknowledges that it is aware (and that its Representatives are aware or, upon receipt of any Confidential Information, will be advised by such Party) that the securities laws of the United States prohibit any person or entity who has material, non-public information about a company from purchasing or selling securities of such company in reliance upon such information or from communicating such information to any other person or entity, or encouraging any other or person or entity to purchase or sell securities of such company, under circumstances in which it is reasonably foreseeable that such person or entity is likely to purchase or sell such securities in reliance upon such information.

13. This Agreement embodies the entire agreement, arrangement and understanding between the Parties with respect to the subject matter hereof and supersedes and preempts any and all prior or contemporaneous agreements, arrangements or understandings, whether oral or written, relating to the subject matter hereof.

14. No alteration, waiver, amendment, modification or supplement hereto shall be binding or effective upon the Parties unless the same is set forth in writing signed by a duly authorized representative of each Party.

15. The terms, conditions, provisions and other undertakings contained in this Agreement shall be binding upon, and shall inure to the benefit of, the respective successors and permitted assigns of the Parties. Neither Party may assign this Agreement, in whole or in part, or any right or interest herein, without the prior written consent of the other Party; provided, however, that either Party may assign this Agreement, in whole or in part, or any right or interest herein, without consent of the other Party to the purchaser(s) of all or substantially all of such Party’s assets or business, in connection with a merger, reorganization, consolidation or other change of control transaction (including by operation of law) or to any of its affiliates.

16. This letter agreement is for the benefit of the Company, its Representatives and their respective directors, officers, stockholders, partners, owners, employees, affiliates and agents, and shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof. The Recipient hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) for any actions, suits or proceedings arising out of or relating to this letter agreement and the transactions contemplated hereby (and the Recipient agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. registered mail to your address set forth above shall be effective service of process for any action, suit or proceeding brought against the Recipient in any such court. The Recipient hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby, in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

17. Except as otherwise set forth herein, this Agreement and the Parties’ obligations hereunder shall terminate on the earlier to occur of (a) the date that is two years following the Effective Date and (b) the date of closing of the proposed Transaction contemplated by a Definitive Agreement; provided, however, that no termination of this Agreement shall relieve any Party from responsibility for any breach of this Agreement by such Party or any of its Representatives occurring prior to such termination.

18. For the convenience of the Parties, this Agreement may be executed by the Parties in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

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[Signature Page Follows]

COMPANY:

GENERATION BIO CO.

By:	/s/ Caitlin Cooper

Name:	Caitlin Cooper
Title:	Head of Business Development

RECIPIENT:

XOMA ROYALTY CORPORATION

By:	/s/ Maricel Montano

Name:	Maricel Montano
Title:	Chief Legal Officer

Signature Page to Mutual Nondisclosure Agreement